Exhibit 99.1

Allison Transmission Announces Third Quarter 2019 Results

* Net Sales of $669 million

* Net Income of $149 million, 22% of Net Sales

* Adjusted EBITDA of $269 million, 40% of Net Sales

* Diluted EPS of $1.23

INDIANAPOLIS, October 30, 2019 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions, today reported net sales for the third quarter of $669 million, a 3 percent decrease from the same period in 2018. The decrease in net sales was principally driven by lower demand in the Service Parts, Support Equipment & Other and Global Off-Highway end markets partially offset by higher demand in the North America On-Highway end market.

Net Income for the quarter was $149 million compared to $167 million for the same period in 2018. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $269 million compared to $295 million for the same period in 2018. Net Cash Provided by Operating Activities for the quarter was $212 million compared to $239 million for the same period in 2018. Adjusted Free Cash Flow, a non-GAAP financial measure, for the quarter was $165 million compared to $216 million for the same period in 2018.

David S. Graziosi, President and Chief Executive Officer of Allison Transmission commented:

“We are pleased to report that Allison’s third quarter 2019 results are within the full year guidance ranges provided to the market on July 31st, and our North America On-Highway end market remains on track for a third consecutive record year, led by the ongoing execution of our growth initiatives and recent market share gains in Class 4/5 truck.” Graziosi continued, “Allison continues to demonstrate solid operating margins and free cash flow while executing its prudent and well-defined approach to capital structure and allocation. During the third quarter, we settled $46 million of share repurchases, paid a dividend of $0.15 per share and closed the acquisitions of Walker Die Casting and C&R Tool and Engineering. In October, we completed an opportunistic repricing of our $646 million term loan due March 2026.”

Third Quarter Net Sales by End Market

End Market	Q3 2019 Net Sales ($M)	Q3 2018 Net Sales ($M)	% Variance
North America On-Highway	$369	$332	11%
North America Off-Highway	$6	$12	(50%)
Defense	$40	$42	(5%)
Outside North America On-Highway	$99	$96	3%
Outside North America Off-Highway	$24	$46	(48%)
Service Parts, Support Equipment & Other	$131	$164	(20%)
Total Net Sales	$669	$692	(3%)

Third Quarter Highlights

North America On-Highway end market net sales were up 11 percent from the same period in 2018 principally driven by higher demand for Rugged Duty Series and Highway Series models, led by the continued execution of our growth initiatives and market share gains in Class 4/5 truck, and down 7 percent on a sequential basis principally driven by lower demand for Rugged Duty Series and Pupil Transport/Shuttle Series models.

North America Off-Highway end market net sales were down $6 million from the same period in 2018 and down $3 million sequentially, in both cases principally driven by lower demand from hydraulic fracturing applications.

Defense end market net sales were down 5 percent from the same period in 2018 principally driven by lower Wheeled vehicle demand and up 8 percent on a sequential basis principally driven by higher Tracked vehicle demand.

Outside North America On-Highway end market net sales were up 3 percent from the same period in 2018 principally driven by higher demand in Europe and South America partially offset by lower demand in Asia and down 7 percent sequentially principally driven by lower demand in Europe and Asia.

Outside North America Off-Highway end market net sales were down $22 million from the same period in 2018 principally driven by lower demand in the mining and energy sectors and down $16 million on a sequential basis principally driven by lower demand in the energy sector.

Service Parts, Support Equipment & Other end market net sales were down 20 percent from the same period in 2018 and down 11 percent sequentially, in both cases principally driven by lower demand for North America service parts.

Gross profit for the quarter was $348 million, a decrease of 5 percent from $368 million for the same period in 2018. Gross margin for the quarter was 52.0 percent, a decrease of 120 basis points from a gross margin of 53.2 percent for the same period in 2018. The decrease in gross profit from the same period in 2018 was principally driven by lower net sales and higher manufacturing expenses commensurate with increased on-highway volume partially offset by price increases on certain products and favorable material costs.

Selling, general and administrative expenses for the quarter were $85 million, a decrease of $4 million from $89 million for the same period in 2018. The decrease was principally driven by lower 2019 product warranty expense and favorable 2019 product warranty adjustments partially offset by increased commercial activities spending.

Engineering – research and development expenses for the quarter were $39 million, an increase of $6 million from $33 million for the same period in 2018. The increase was principally driven by increased product initiatives spending.

Interest expense for the quarter was $32 million, an increase of $2 million from $30 million for the same period in 2018. The increase was principally driven by higher interest rates related to long-term debt refinancing that extended maturities at fixed interest rates.

Net income for the quarter was $149 million, a decrease of $18 million from $167 million for the same period in 2018. The decrease was principally driven by lower gross profit, increased product initiatives spending and increased interest expense partially offset by lower selling, general and administrative expenses.

Net cash provided by operating activities was $212 million, a decrease of $27 million from $239 million for the same period in 2018. The decrease was principally driven by lower gross profit and increased product initiatives spending partially offset by decreased cash income taxes.

Third Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $269 million, a decrease of $26 million from $295 million for the same period in 2018. The decrease in Adjusted EBITDA was principally driven by lower gross profit and increased product initiatives spending partially offset by lower 2019 product warranty expense and favorable 2019 product warranty adjustments.

Adjusted Free Cash Flow for the quarter was $165 million, a decrease of $51 million from $216 million for the same period in 2018. The decrease was principally driven by lower net cash provided by operating activities and increased capital expenditures.

Full Year 2019 Guidance Update

Our updated full year 2019 guidance includes Net Sales in the range of $2,650 to $2,700 million, Net Income in the range of $555 to $575 million, Adjusted EBITDA in the range of $1,035 to $1,065 million, Net Cash Provided by Operating Activities in the range of $745 to $775 million, Adjusted Free Cash Flow in the range of $570 to $610 million and Cash Income Taxes in the range of $95 to $105 million.

Our full year 2019 net sales guidance reflects lower demand in the Service Parts, Support Equipment & Other and North America Off-Highway end markets principally driven by lower demand from hydraulic fracturing applications partially offset by increased demand in the North America On-Highway end market, price increases on certain products and the continued execution of our growth initiatives.

Conference Call and Webcast

The company will host a conference call at 8:00 a.m. ET on Thursday, October 31 to discuss its third quarter 2019 results. The dial-in phone number for the conference call is 1-877-425-9470 and the international dial-in number is 1-201-389-0878. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate on the conference call, a replay will be available from 11:00 a.m. ET on October 31 until 11:59 p.m. ET on November 7. The replay dial-in phone number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13695438.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; uncertainty in the global regulatory and business environments in which we operate; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs; the concentration of our net sales in our top five customers and the loss of any one of these; the failure of markets outside North America to increase adoption of fully-automatic transmissions; U.S. and foreign defense spending; general economic and industry conditions; increases in cost, disruption of supply or shortage of raw materials or components used in our products; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; risks associated with our international operations, including increased trade protectionism; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; our intention to pay dividends and repurchase shares of our common stock and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results and forward-looking estimates of financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

We use Adjusted EBITDA and Adjusted EBITDA as a percent of net sales to measure our operating profitability. We believe that Adjusted EBITDA and Adjusted EBITDA as a percent of net sales provide management, investors and creditors with useful measures of the operational results of our business and increase the period-to-period comparability of our operating profitability and comparability with other companies. Adjusted EBITDA as a percent of net sales is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted EBITDA is Net income. The most directly comparable GAAP measure to Adjusted EBITDA as a percent of net sales is Net Income as a percent of net sales. Adjusted EBITDA is calculated as the earnings before interest expense, income tax expense, amortization of intangible assets, depreciation of property, plant and equipment and other adjustments as defined by Allison Transmission, Inc.’s, the Company’s wholly-owned subsidiary, Second Amended and Restated Credit Agreement. Adjusted EBITDA as a percent of net sales is calculated as Adjusted EBITDA divided by net sales.

We use Adjusted Free Cash Flow to evaluate the amount of cash generated by our business that, after the capital investment needed to maintain and grow our business and certain mandatory debt service requirements, can be used for the repayment of debt, stockholder distributions and strategic opportunities, including investing in our business. We believe that Adjusted Free Cash Flow enhances the understanding of the cash flows of our business for management, investors and creditors. Adjusted Free Cash Flow is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted Free Cash Flow is Net cash provided by operating activities. Adjusted Free Cash Flow is calculated as Net cash provided by operating activities after additions of long-lived assets.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

•	Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

Contacts

Raymond Posadas

Director of Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Net sales	$669	$692	$2,081	$2,066
Cost of sales	321	324	985	982

Gross profit	348	368	1,096	1,084
Selling, general and administrative	85	89	262	274
Engineering - research and development	39	33	107	94

Operating income	224	246	727	716
Interest expense, net	(32)	(30)	(101)	(90)
Other income, net	2	2	8	5

Income before income taxes	194	218	634	631
Income tax expense	(45)	(51)	(137)	(139)

Net income	$149	$167	$497	$492

Basic earnings per share attributable to common stockholders	$1.24	$1.28	$4.04	$3.66

Diluted earnings per share attributable to common stockholders	$1.23	$1.27	$4.01	$3.64

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	September 30, 2019	December 31, 2018
ASSETS
Current Assets
Cash and cash equivalents	$152	$231
Accounts receivable, net	329	279
Inventories	209	170
Other current assets	58	45

Total Current Assets	748	725
Property, plant and equipment, net	561	466
Intangible assets, net	1,061	1,066
Goodwill	2,040	1,941
Other non-current assets	61	39

TOTAL ASSETS	$4,471	$4,237

LIABILITIES
Current Liabilities
Accounts payable	$185	$169
Product warranty liability	25	26
Current portion of long-term debt	6	—
Deferred revenue	35	34
Other current liabilities	226	197

Total Current Liabilities	477	426
Product warranty liability	29	40
Deferred revenue	103	88
Long-term debt	2,513	2,523
Deferred income taxes	380	329
Other non-current liabilities	226	172

TOTAL LIABILITIES	3,728	3,578
TOTAL STOCKHOLDERS’ EQUITY	743	659

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,471	$4,237

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$212	$239	$645	$605
Net cash used for investing activities (a) (b)	(146)	(23)	(323)	(52)
Net cash used for financing activities	(65)	(90)	(399)	(529)
Effect of exchange rate changes on cash	(2)	(1)	(2)	(2)

Net (decrease) increase in cash and cash equivalents	(1)	125	(79)	22
Cash and cash equivalents at beginning of period	153	96	231	199

Cash and cash equivalents at end of period	$152	$221	$152	$221

Supplemental disclosures:
Interest paid	$10	$11	$63	$68
Income taxes paid	$29	$34	$84	$80

(a) Business acquisitions	$(99)	$—	$(232)	$—
(b) Additions of long-lived assets	$(47)	$(23)	$(91)	$(52)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Net income (GAAP)	$149	$167	$497	$492
plus:
Income tax expense	45	51	137	139
Interest expense, net	32	30	101	90
Amortization of intangible assets	22	22	65	66
Depreciation of property, plant and equipment	20	19	57	58
Stock-based compensation expense (a)	2	3	10	9
UAW Local 933 retirement incentive (b)	(1)	—	(1)	7
Expenses related to long-term debt refinancing (c)	—	—	1	—
Unrealized loss on foreign exchange (d)	—	3	—	6

Adjusted EBITDA (Non-GAAP)	$269	$295	$867	$867

Net sales (GAAP)	$669	$692	$2,081	$2,066
Net income as a percent of net sales (GAAP)	22.3%	24.1%	23.9%	23.8%
Adjusted EBITDA as a percent of net sales (Non-GAAP)	40.2%	42.6%	41.7%	42.0%
Net cash provided by operating activities (GAAP)	$212	$239	$645	$605
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(47)	(23)	(91)	(52)

Adjusted free cash flow (Non-GAAP)	$165	$216	$554	$553

(a)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(b)

Represents a charge (recorded in Cost of sales) related to a retirement incentive program for certain employees represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) pursuant to the UAW Local 933 collective bargaining agreement effective through November 2023.

(c)

Represents expenses (recorded in Other income, net) related to the refinancing of the prior term loan due 2022 and prior revolving credit facility due 2021 (together, the “Prior Senior Secured Credit Facility”) in the first quarter of 2019.

(d)	Represents losses (recorded in Other income, net) on intercompany financing transactions related to investments in plant assets for our India facility.

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

(Unaudited, dollars in millions)

	Guidance Year Ending December 31, 2019
	Low	High
Net Income (GAAP)	$555	$575
plus:
Income tax expense	158	168
Interest expense, net	135	135
Depreciation and amortization	164	164
Stock-based compensation expense (a)	14	14
Expenses related to long-term debt refinancing (b)	1	1
UAW Local 933 retirement incentive (c)	8	8

Adjusted EBITDA (Non-GAAP)	$1,035	$1,065

Net Cash Provided by Operating Activities (GAAP)	$745	$775
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(175)	(165)

Adjusted Free Cash Flow (Non-GAAP)	$570	$610

(a)	Represents employee stock compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(b)	Represents expenses (recorded in Other income (expense), net) related to the refinancing of the Prior Senior Secured Credit Facility.
(c)

Represents a charge (recorded in Cost of sales) related to a retirement incentive program for certain employees represented by the UAW pursuant to the UAW Local 933 collective bargaining agreement effective through November 2023.